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                                     [LOGO]











                               1999 ANNUAL REPORT


                   SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.


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                                    CONTENTS

                   SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.


Letter to Shareholders.........................................................1


Financial Highlights...........................................................3


Management's Discussion and Analysis of Financial Condition....................5


Auditors' Report..............................................................17


Consolidated Balance Sheets...................................................18


Consolidated Statements of Operations.........................................19


Consolidated Statements of Shareholders' Equity...............................20


Consolidated Statements of Cash Flows.........................................21


Notes to the Consolidated Financial Statements................................22


Directors and Officers........................................................31


Shareholders' Information.....................................................32



NUCLEUS, NUCLEUS SERVER AND N-VECTOR ARE REGISTERED TRADEMARKS AND NUCLEUS EXPLORATION MART, NUCLEUS EXPLORATION WAREHOUSE, NUCLEUS VIRTUAL DATABASE (UDB), NUCLEUS POWERED!, AND NUCLEUS E! ARE TRADEMARKS OF SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC. OTHER TRADEMARKS ARE THE PROPERTY OF THEIR RESPECTIVE OWNERS.











         THIS ANNUAL REPORT CONTAINS STATEMENTS WHICH, TO THE EXTENT THAT THEY ARE NOT RECITATIONS OF HISTORICAL FACT, CONSTITUTE "FORWARD LOOKING STATEMENTS" WITHIN THE MEANING OF THE SECURITIES ACT OF 1993 AND OF THE SECURITIES EXCHANGE ACT OF 1934. ALL FORWARD LOOKING STATEMENTS INVOLVE RISKS AND UNCERTAINTIES. THE FORWARD LOOKING STATEMENTS IN THIS DOCUMENT ARE INTENDED TO BE SUBJECT TO THE SAFE HARBOR PROTECTION PROVIDED BY THE ABOVE-NAMED ACTS. FOR A DISCUSSION IDENTIFYING SOME IMPORTANT FACTORS THAT COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THE FORWARD LOOKING STATEMENTS, SEE THE CORPORATION'S SECURITIES AND EXCHANGE COMMISSION FILINGS, INCLUDING BUT NOT LIMITED TO ITS ANNUAL REPORT ON FORM 20-F FOR THE FISCAL YEAR ENDED JULY 31, 1999 AND "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" FOUND IN THIS ANNUAL REPORT.

LETTER TO SHAREHOLDERS
--------------------------------------------------------------------------------


To Our Shareholders, Employees and Friends

     The Company suffered a net loss for its fiscal year ended July 31, 1999 of ($4,960,964) or ($0.582) per share on sales of $2,091,067 as compared to a net loss of ($906,722) or ($0.106) per share on sales of $3,088,041 for the fiscal year ended July 31, 1998.

     These financial results reflect the evolution of Sand to an enterprise which designs, develops, markets and supports software products, and in particular its Nucleus product suite. The Company substantially increased its investment in sales and marketing and aggressively stepped up its ongoing development efforts, in line with the growing acceptance of its Nucleus products in the market place. Sand now has over fifty major enterprises in various stages of Nucleus procurement as part of their growth strategies for the new millennium.

     The timing of revenues, and therefore of profits, is very difficult to estimate when introducing a new technology especially in the case of a new technology which is not an incremental product but the core business of the Company. Although the Nucleus product suite represents a patented breakthrough in the storage and integration of data and the speed and flexibility at which data can be analyzed, the Company must continually adapt to market realities and learn from them.

     Quite simply, the Company underestimated some market factors such as the initial selling price for first installations, the length of corporate procurement cycles and the approval times for strategic new technologies. The limited budgets available to organizations as they focus on finalizing Y2K issues was also an untimely development during the past fiscal year.

     Sand has put in place a strategy of getting its Nucleus product suite adopted by a wide range of organizations. The Company has elected to go wide rather than deep as the first stage of making Nucleus Exploration a pervasive product in the marketplace. As a result, Sand has focused on initially small "proof of concept" projects with a broad range of customers. This access allows to swiftly verify Nucleus' unique capabilities at minimal risk. As a result of successful proof of concept installations, these organizations are now positioning major Nucleus expansion as part of their information technology plans.

     The Company has expanded its direct sales and marketing capabilities in North America and Europe to ensure broad acceptance of the Nucleus product suite as a precursor to indirect sales activities by its channel partners. The direct sales approach demonstrates the commitment of Sand to customers and partners and shows that the Company is in this business for the long term. Sand is augmenting every Nucleus software implementation with Sand consulting services, thus providing an enhanced revenue stream, quick and effective adoption of the Nucleus product, and total customer

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satisfaction. The Company is confident that this approach is optimum for customers and partners in North America and Europe.

     Fiscal year 1999 was a watershed year for Sand. The Company implemented its long term strategy to evolve from an enterprise which sold and serviced high performance mainframe peripheral hardware products. Sand sold its interest in Hitachi Data Systems Inc., familiarly known as HDS Canada, in order to focus completely on the design, development, marketing and support of leading innovative software products. Since the sale was completed after the July 31 fiscal year-end, the financial impact will only be apparent in the first quarter results of fiscal year 2000. The Company decided, with the growing evidence of Nucleus market acceptance, that the time was right to focus capital and resources on Nucleus expansion. To this end, Sand established a new subsidiary in the United Kingdom. The Company also adopted a new logo and the streamlined name of Sand Technology.

     The Nucleus product suite has just recently been named on the DM REVIEW 1999 DATA WAREHOUSE 100 LIST ahead of many household names in the industry which validates that Nucleus continues to gain broad customer appeal and acceptance within important decision support and business intelligence systems.

     The Company is excited about the prospects for fiscal year 2000. The initial implementations of Nucleus may produce relatively small revenues, but they fit within the limited budgets that organizations can spare as they focus on finalizing Y2K issues, and allow them to budget for Nucleus in their next fiscal year. As Sand enters the last half of its fiscal year 2000, these enterprises will be past the Y2K "freeze" and on their way to major Nucleus deployments. Meanwhile, Sand intends to increase the number of companies that are embracing Nucleus as a critical element of their Business Intelligence strategies. Perhaps even more relevant is the fact that customers have discovered specific uses for Nucleus within vertical markets like healthcare, banking, brokerage and direct marketing that take specific advantage of Nucleus's unique product capabilities. These initial customer implementations have proven not to be customer-specific. They are very repeatable throughout many companies across vertical markets. This repeatability bodes well for Nucleus market penetration, revenue and profit in the future.

     We commend our employees for their hard work, dedication and accomplishments. We thank all those with whom we do business, be they customers, distributors, suppliers, end-users or advisors. We appreciate the understanding and patience of our investors and assure them of our continued commitment and efforts.


November 11, 1999




                                Arthur G. Ritchie
                                Chairman, President and Chief Executive Officer

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FINANCIAL HIGHLIGHTS
--------------------------------------------------------------------------------

     The audited consolidated financial statements of the Corporation for the 1999 fiscal year and the notes relating to them (the "Financial Statements") are presented in accordance with Canadian generally accepted accounting principles ("Canadian GAAP"). The monetary figures throughout this Annual Report are presented consistent with Canadian GAAP except where otherwise indicated.

     The following data expressed in Canadian dollars derive from the Financial Statements that have been audited by Deloitte & Touche, auditors of the Corporation. The information set forth below is not necessarily indicative of the results of future operations and should be read in conjunction with, and is qualified in its entirety by, the Financial Statements appearing elsewhere in this Annual Report.

 (Dollars in Thousands (000's) except for Per Share Data and Rates of Exchange)


                                                            FISCAL YEAR ENDED
                                                 ---------------------------------------
                                                    7/31/97      7/31/98     7/31/99
                                                 ---------------------------------------
                                                       CA           CA          CA
Rates of exchange
   At period end-- US$ .........................      $1.39       $1.52       $1.51
   Average for the period ......................      $1.37       $1.43       $1.51

Results of Operations
   Net Sales ...................................     $2,989      $3,088      $2,091
   Research and Development Costs ..............       $778      $2,080      $3,872
   Selling, General and Administrative
   Expenses ....................................     $1,700      $2,923      $4,458
   Cost of Sales and Product Support ...........     $2,069        $662        $345

Net Income (Loss) ..............................      ($549)      ($907)    ($4,961)

Financial Position
   Working Capital .............................     $5,802      $6,000      $1,427
   Total Assets ................................    $13,774     $10,908      $8,273
   Total Liabilities ...........................     $2,221        $262      $2,532
   Shareholders Equity .........................    $11,553     $10,647      $5,741

Earnings (Loss) per Share ......................     ($0.06)     ($0.11)     ($0.58)
Weighted Average Numbers of Shares
   outstanding during each period (000's) ......      8,913       8,520       8,523



The same data, presented in conformity with US GAAP, is shown on the next page.

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 (Dollars in Thousands (000's) except for Per Share Data and Rates of Exchange)


                                                            FISCAL YEAR ENDED
                                                 ---------------------------------------
                                                    7/31/97      7/31/98     7/31/99
                                                 ---------------------------------------
                                                       CA           CA          CA
Rates of exchange
   At period end-- US$ .........................      $1.39       $1.52       $1.51
   Average for the period ......................      $1.37       $1.43       $1.51

Results of Operations
   Net Sales ...................................     $2,989      $3,088     $2 ,091
   Research and Developments Costs .............       $778      $2,080      $3,872
   Selling, General and Administrative
   Expenses ....................................     $1,700      $2,923      $4,458
   Cost of Sales and Product Support ...........     $2,069        $662        $345

Net Income (Loss) ..............................      ($549)      ($907)    ($4,961)

Financial Position
   Working Capital .............................     $5,802      $6,000      $1,427
   Total Assets ................................    $13,774     $10,908      $8,273
   Total Liabilities ...........................     $2,221        $262      $2,532
   Shareholders Equity .........................    $11,553     $10,647      $5,741

Earnings (Loss) per Share ......................     ($0.06)     ($0.11)     ($0.58)
Weighted Average Numbers of Shares
   outstanding during each period (000's) ......      8,913       8,520       8,523


MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
AND RESULTS OF OPERATIONS
--------------------------------------------------------------------------------

     THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH THE COMPANY'S CONSOLIDATED FINANCIAL STATEMENTS AND THE NOTES TO THEM AND THE OTHER INFORMATION INCLUDED ELSEWHERE IN THIS ANNUAL REPORT. CERTAIN STATEMENTS CONTAINED IN THIS DISCUSSION ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE RISKS AND UNCERTAINTIES INCLUDING, WITHOUT LIMITATION, STATEMENTS REGARDING THE COMPANY'S EXPECTATIONS, BELIEFS, INTENTIONS OR STRATEGIES REGARDING THE FUTURE. ALL FORWARD-LOOKING STATEMENTS INCLUDED IN THIS DISCUSSION ARE BASED ON INFORMATION AVAILABLE TO THE COMPANY ON THE DATE OF THIS ANNUAL REPORT, AND THE COMPANY ASSUMES NO OBLIGATION TO UPDATE ANY SUCH FORWARD-LOOKING STATEMENTS. THE COMPANY'S ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF CERTAIN FACTORS, INCLUDING THOSE SET FORTH UNDER "FACTORS THAT MAY AFFECT FUTURE OPERATING RESULTS" BELOW AND ELSEWHERE IN THIS ANNUAL REPORT.

     ALL FIGURES GIVEN IN THIS DISCUSSION ARE IN CANADIAN DOLLARS AND ARE PRESENTED IN CONFORMITY WITH CANADIAN GAAP. AS NOTED IN NOTE 16 TO THE FINANCIAL STATEMENTS, THERE ARE NO MATERIAL DIFFERENCES WHICH WOULD RESULT IN THE REPORTED AMOUNTS OF NET CONSOLIDATED EARNINGS FROM THE APPLICATION OF US GAAP. "FISCAL 1997", "FISCAL 1998" AND "FISCAL 1999" MEAN THE FISCAL YEARS OF THE COMPANY ENDED JULY 31, 1997, JULY 31, 1998 AND JULY 31, 1999 RESPECTIVELY.

OVERVIEW

     Until recently, the business of the Company was the sale and service of mainframe peripheral products manufactured by Hitachi Ltd. of Japan, through Hitachi Data Systems Inc. ("HDS Canada"), a 40% owned affiliate of the Company. HDS Canada marketed a broad range of information processing solutions, including enterprise servers, storage subsystems, peripheral products and professional services. In August 1999, the Company sold its 40% interest in HDS Canada to Hitachi Data Systems Corporation of Santa Clara, California, U.S.A. A second business of the Company was the sale and service of high performance remote communications controlled main-frame printers in the United States. In October 1995, this business was transferred to International Business Machines Corporation (IBM).

     The Company has now shifted its focus to the design, development, marketing and support of a unique data storage and manipulation architecture known as the Nucleus product suite, which allows ad hoc queries on enormous amounts of data to be performed efficiently and cost-effectively. The Nucleus Exploration Mart/Warehouse and the Prototype Mart/Warehouse are products which turn operational data and warehoused data into business intelligence rapidly and simply.

     As a result of this shift in focus, the Company should now be viewed as a company in its early stage of development in a rapidly evolving market. The Company expects that a significant portion of its revenues will result from license fees for software products and from fees for professional services and for a range of associated services, including software maintenance and support, training and system implementation consulting.

     The Company currently intends to devote substantial financial resources to research and development and the marketing and distribution of its products. The Company also expects to increase its staffing and infrastructure to support its expanding operations.

RESULTS OF OPERATIONS

FISCAL 1999 COMPARED WITH FISCAL 1998

     Sales in fiscal 1999 were $2,091,067, a decrease of $996,974 or 32% from sales of $3,088,041 in fiscal 1998. A net loss of $4,960,964 was incurred in fiscal 1999 as compared to a net loss of $906,722 in fiscal 1998, an increase of 447%.

     The Company derived sales of approximately $2,000,000 in fiscal 1999 from software products targeting the data mart and the data warehouse markets compared to sales of approximately $3,000,000 to the same markets in fiscal 1998, a decline of 33%. The Company believes that the decrease during fiscal 1999 relates to current market conditioning, length of sales cycles, average revenue per transaction and other factors such as Y2K concerns and funding priorities. The Company has expanded its direct sales and marketing capabilities in North America and Europe to ensure broad acceptance of the Nucleus product suite as a precursor to indirect sales activities by its channel partners.

     Certain expenditures which were part of selling, general and administrative expenses in prior years were reclassified in fiscal 1998 to reflect the shift in the nature of the operations of the Company from the mainframe peripheral hardware market to the design, development, marketing and support of software products.

     Selling, general and administrative expenses ("SG&A") consist primarily of salaries and other personnel costs, travel, marketing programs such as the cost of participating in trade shows and seminars, promotion costs and general and administrative expenses which cover primarily personnel costs for general management, professional fees and unallocated overhead expenses. SG&A increased by 53% from $2,923,221 in fiscal 1998 to $4,458,200 in fiscal 1999.
Substantially all of the increase was due to increased personnel and related costs necessary to continue and further the marketing of the Nucleus product suite, and in particular the Nucleus Exploration Mart/Warehouse and the Nucleus Prototype Mart/Warehouse. The Company expects that its SG&A will increase in absolute dollars as the Company incurs additional expenses to support expanded operations. The Company expects that such expenses will vary as a percentage of total revenues.

     Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and

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localisation of existing products, quality assurance and testing. Research and development expenses increased by 86% from $2,079,738 in fiscal 1998 to $3,871,534 million in fiscal 1999. The increase from year to year was primarily due to increased personnel and related costs required to continue to develop and enhance the Nucleus product suite while developing new products. The Company believes that significant investment for product research and development is essential to product and technical leadership and expects that it will continue to commit substantial resources to research and development in the future. The Company expects that research and development expenditures will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

     Net interest income for fiscal 1999 was $436,113 down from $597,726 or 27% in fiscal 1998, and reflects a lower level of funds available for investment by the Company.

     Losses from operations were considerably higher in fiscal 1999, reaching an amount of $6,147,819, an increase of 211%, as compared to a loss of $1,978,926 in fiscal 1998. Substantial expenditures were incurred to bring to market the Nucleus Exploration Mart/Warehouse and the Nucleus Prototype Mart/Warehouse and to establish the infrastructure to support these software products. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future. Future operating results will depend on many factors, including the demand for the products of the Company, the level of product and price competition, the success of the Company in selling its products and in establishing distribution channels, the state of the data warehouse market, and general economic conditions.

FISCAL 1998 COMPARED WITH FISCAL 1997

     Sales in fiscal 1998 were $3,088,041, an increase of $98,884 or 3% from sales of $2,989,157 in fiscal 1997. A net loss of $906,722 was incurred in fiscal 1998 as compared to a net loss of $549,073 in fiscal 1997, an increase of 65%.

     Sales of mainframe peripheral hardware products to HDS Canada were minimal in fiscal 1998. However, the Company derived sales of approximately $3,000,000 from the successful introduction of a family of software products targeting the data mart and the data warehouse markets. In fiscal 1997, the Company had sales of approximately $3,000,000 to the mainframe peripheral hardware market and minimal software sales.

     Certain expenditures which were part of selling, general and administrative expenses in prior years were reclassified to reflect the shift in the nature of operations of the Company from the mainframe peripheral hardware market to the design, development, marketing and support of software products.

     Selling, general and administrative expenses ("SG&A") consist primarily of salaries and other personnel costs, travel, marketing programs such as the cost of participating in trade shows and seminars, promotion costs and general and administrative expenses which cover primarily personnel costs for general management, professional fees and unallocated overhead expenses. SG&A increased by 72% from $1,700,043 in fiscal


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

1997 to $2,923,221 in fiscal 1998. Substantially all of the increase was due to increased personnel and related costs necessary to continue and further the marketing of the Nucleus product suite, and in particular the Nucleus Exploration Warehouse and the Nucleus Exploration Mart. The Company expects that its SG&A will increase in absolute dollars as the Company incurs additional expenses to support expanded operations. The Company expects that such expenses will vary as a percentage of total revenues.

     Research and development expenses consist primarily of personnel and related costs associated with the development of new products, the enhancement and localization of existing products, quality assurance and testing. Research and development expenses increased by 167% from $778,394 in fiscal 1997 to $2,079,738 million in fiscal 1998. The increase from year to year was primarily due to increased personnel and related costs required to continue to develop and enhance the Nucleus product suite while developing new products. The Company believes that significant investment for product research and development is essential to product and technical leadership and expects that it will continue to commit substantial resources to research and development in the future. The Company expects that research and development expenditures will continue to increase in absolute dollars, although such expenses may vary as a percentage of total revenues.

     Net interest income for fiscal 1998 was $597,726 down from $636,389 or 6% in fiscal 1997, and reflects a lower level of funds available for investment by the Company.

     Losses from operations were considerably higher in fiscal 1998, reaching an amount of $1,978,926, an increase of 115%, as compared to a loss of $921,925 in fiscal 1997. The losses reflect the substantial expenditures required to develop the Intel based Microsoft WIN/NT and WIN/95 versions of Nucleus. In addition, substantial expenditures were incurred to bring to market the Nucleus Exploration Warehouse/Mart and the Nucleus Prototype Data Warehouse and to establish the infrastructure to support these software products. There can be no assurance that the Company will be profitable on a quarterly or annual basis in the future. Future operating results will depend on many factors, including the demand for the products of the Company, the level of product and price competition, the success of the Company in selling its products and in establishing distribution channels, the state of the data warehouse market, and general economic conditions.

YEAR 2000

     Many existing computer programs use two rather than four digits to define a year, and date-sensitive software may recognize a date ending in "00" as the year 1900 rather than 2000. The Year 2000 issue is a broad business issue, the impact of which extends beyond traditional computer hardware and software to possible failure of other systems and instrumentation, including equipment used by the Company and third parties with which the Company does business.

     The Company identified those aspects of its own operations which are most likely to be sources of Year 2000 difficulties. The Company has already addressed those

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aspects of its operations in several ways. The Company updated its financial and operational software to software equipped to handle the transition to the Year 2000. In the course of this updating, the Company has been testing all of its systems, applications and devices for Year 2000 compliance and has and will address deficiencies as they arise. Although the costs of the Company associated with achieving Year 2000 compliance have not been material to date and the Company believes that future costs will not be material, there can be no assurance that the Company will not incur unanticipated costs or that it will be able to successfully address all Year 2000 issues. As a result, the Company could be at risk of experiencing operational inconveniences and inefficiencies that may divert management's time and attention from its ordinary business activities. There can be no assurance, however, that the Company's systems, applications and devices will be Year 2000 compliant or that any failure to be Year 2000 compliant will not have a material effect on the Company.

     The Company has designed and tested the latest versions of its products to be Year 2000 compliant. There can be no assurances however, that the Company's current products do not contain undetected errors or defects associated with Year 2000 date functions that may result in material costs to the Company.

     The Company has relatively few suppliers and distributors due to the nature of its business and the manner in which its business is conducted. The Company has initiated, and will be pursuing, verifications with its major suppliers and distributors to confirm that the Year 2000 policies of those suppliers and distributors will address the Company's potential exposure.

     The Company has initiated communications with its suppliers and customers to determine the extent to which Sand may be vulnerable to such parties' failure to correct their own Year 2000 problems, if any. There can be no guarantee that the systems, applications and devices of others will be converted on a timely basis, or that a failure to convert by another company, or that a conversion that is incompatible with Sand's systems, applications and devices, would not have a material adverse effect on Sand.

     Based on its current assessment, the management of Sand believes that all reasonable and necessary steps are being taken to prevent the Year 2000 issue from having a material adverse impact on Sand's results of operations or financial condition, but there can be no assurance that this is in fact the case. In addition, sales of the Company's products could continue to be affected due to customers postponing purchasing decisions as a result of the Year 2000 issue. Some commentators have stated that a significant amount of litigation will arise out of Year 2000 compliance issues. Because of the unprecedented nature of such litigation, it is uncertain whether or to what extent the Company may be affected by such issues.

FACTORS THAT MAY AFFECT FUTURE RESULTS

     In August 1999, the Company sold its 40% interest in HDS Canada and withdrew from the mainframe computer market and the peripheral hardware market in which the Company competed through its affiliate HDS Canada.

     The prospects of the Corporation in the design, development, marketing and support of its software products, and in particular the Nucleus product suite, must be considered in light of the risks, expenses and difficulties frequently encountered by companies in their early stage of development, particularly companies in rapidly evolving markets. In general, the business of Sand is subject to the inherent risks and uncertainties characteristic of high-technology industries. Many factors may adversely affect the earnings of the Company. Such factors include, among others, the general economic and business conditions; the success of operating initiatives; the development and operating costs; the acceptance of new products; changes in business strategy or development plans; the quality of management; the availability, terms, and deployment of capital; the availability of qualified personnel; and changes in government regulation.

     The success of the Company depends to a significant degree upon the continued contributions of its key management, software engineering, sales and marketing personnel, many of whom would be difficult to replace. The Company believes its future success will also depend in large part upon its ability to attract and retain highly skilled managerial, engineering, sales and marketing personnel. Competition for such personnel is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel.

     The purchase of Nucleus products may require a significant level of investment in systems architecture decisions by prospective customers. Such transactions may be delayed during the customer acceptance process because the Company must provide a substantial level of education to prospective customers regarding the use and benefits of the products. Accordingly, the sales cycle associated with the purchase of Nucleus products may be lengthy and subject to a number of significant risks over which the Company has little or no control, including budgeting constraints of customers and internal acceptance review procedures. Further, to the extent that potential customers divert resources and attention to issues associated with the Year 2000 issue, the sales cycle of the Company could be further lengthened.

     To date, the Company has provided for the distribution and marketing of the Nucleus product suite by entering into agreements to sell its Nucleus products suite principally through VAR's, resellers and distributors (collectively referred to as the "Distribution Network" of the Company). The ability of the Company to achieve desired levels of sales growth depends in a large part upon the success of the Distribution Network and on the Company's success in expanding and maintaining the Distribution Network. There can be no assurance that the Company will be able to continue to attract and retain additional companies in its Distribution Network that will be able to market the products of the Company effectively and will be qualified to provide timely and cost effective customer support and services. In addition, the agreements between the Company and companies in the Distribution Network do not restrict them from distributing competing products, and may in many cases be terminated by either party without cause. To date, the Company has sold its Nucleus product suite principally through its Distribution Network and, to a lesser extent, through direct sales. The Company plans to augment its direct sales, and, to do so, it will have to add personnel which could cause an unforeseen increase in expenses. In this regard, the Company may experience difficulties in hiring highly qualified sales and engineering personnel and, if not successful, operating results may be materially harmed. The Company also plans to expand its sales to Europe and internationally which exposes the Company to risks related to managing international operations, currency exchange rates, tariffs and other difficulties related to foreign operations. The Company has only limited experience in marketing products such as the Nucleus product suite. There can be no assurance that the Company will be successful or that new marketing and sales strategies will not be required at significant expense.

     The market in which the Company operates is still developing and is intensively competitive, highly fragmented and characterized by rapidly changing technology and evolving standards. The competitive position of the Company in the market is uncertain, due principally to the variety of current and potential competitors and the emerging nature of the market. The Company has experienced and expects to continue to experience increased competition from current and potential competitors, many of whom have significantly greater financial, technical, marketing and other resources than the Company. Such competitors may be able to respond more quickly to new or emerging technologies and changes in customer requirements or to devote greater resources to the development, promotion and sales of their products than the Company.

     Development of the Nucleus product suite has already required and will continue to require substantial investment in research and development. The success of the Company will depend upon its ability to develop new products that meet changing customer requirements. The market for the products of the Company is characterized by rapidly changing technology, evolving industry standards and customer requirements, emerging competition and frequent new product introduction. The products of the Company incorporate a number of advanced technologies. There can be no assurance that the Company will not experience delays in connection with its current or future product development activities. In addition, the Company or its competitors may announce enhancements to existing products, or new products embodying new technologies, industry standards or customer requirements that have the potential to supplant or provide lower cost alternatives to the existing products of the Company. The introduction of such enhancements or new products could render the existing products of the Company obsolete and unmarketable.

     While the Company has devoted significant resources to promoting market awareness of its products and the problems such products address (including training and participation at industry conferences and trade shows), no assurance can be given that these efforts will be sufficient to build market awareness of the need for the products of the Company or their acceptance.

     As a result of their complexity, the software products of the Company may contain undetected errors, failures or viruses. Despite testing by the Company and use by current and potential customers when new products are first introduced or new enhancements are released, there can be no assurance that errors will not be found in new products or enhancements after commencement of commercial shipments.

Although the Company has not experienced material adverse effects resulting from such defects and errors to date, there can be no assurance that defects and errors will not be found in new products or enhancements after commencement of commercial shipments, resulting in loss of revenues, delay in market acceptance or damage to the reputation of the Company. Further, the license agreements entered between the Company and its customer typically contain provisions designed to limit the exposure of the Company for potential claims based on errors or malfunctions of its products. It is possible, however, that the limitation of liability provisions contained in the license agreement of the Company may not be effective under the laws of certain jurisdictions. Although the Company has not experienced any product liability claims to date, the sale and support of the products of the Company entails the risk of such claims.

     The Company holds a number of patents and patent applications relating to its Nucleus product suite. In addition, the Company currently relies on a combination of copyright and trademark laws, trade secrets, confidentiality procedures and contractual provisions to protect its proprietary rights. The Company seeks to protect its software, documentation and other written materials under trade secret and copyright laws which afford only limited protection. There can be no assurance that the means of protecting the proprietary rights of the Company in Canada or abroad will be adequate or that competitors will not independently develop similar technology. Finally, the Company may rely upon certain software that it may license from third parties, including software that may be integrated with the internally developed software of the Company and used in the products of the Company to perform key functions. The inability to obtain or maintain any such software licenses could result in shipment delays or reductions until equivalent software could be developed, identified, licensed and integrated which could have a material adverse effect on the Company's business.

     The operating results of the Company may fluctuate from period to period and will depend on numerous factors, including, but not limited to, customer demand and market acceptance of the products of the Company, new product introductions, product obsolescence, component price fluctuations, varying product mix, foreign currency exchange rates and other factors.

     The market price of the Common Shares of the Company may be significantly affected by factors such as actual or anticipated fluctuations in the operating results of the Company, announcement of business partnerships, technological innovations or new product introductions by the Company or its competitors, changes of estimates of future operating results by securities analysts, developments with respect to patents, copyrights or proprietary rights, general market conditions and other factors. In addition, the stock market has from time-to-time experienced significant price and volume fluctuations that have particularly effected the market prices of equity securities of many technology companies. Broad market fluctuations, as well as economic conditions generally and in the software industry specifically, may result in material adverse effects on the market price of the Common Shares of the Company. Because of the foregoing factors as well as other variables affecting the operating results of the Company, past financial performance should not be considered a reliable indicator of future performance, and investors should not use historical trends to anticipate results or trends in future periods.

     While the Company cannot predict what effect these various factors may have on its financial results, the aggregate result of any one of these factors in itself or in combination with any one or more of these factors or any other factors could have a material adverse effect on the business of the Company, its operating results and financial condition.

                           [INTENTIONALLY LEFT BLANK]

CONSOLIDATED FINANCIAL STATEMENTS OF

SAND TECHNOLOGY SYSTEMS
INTERNATIONAL INC.

JULY 31, 1999, 1998 AND 1997

                           [INTENTIONALLY LEFT BLANK]

                           DELOITTE & TOUCHE LLP
                           CHARTERED ACCOUNTANTS
                           1 Place Ville-Marie         Telephone: (514) 393-7115
                           Suite 3000                  Facsimile: (514) 390-4113
                           Montreal QC H3B 4T9



AUDITORS' REPORT


To the Shareholders of
Sand Technology Systems International Inc.

We have audited the consolidated balance sheets of Sand Technology Systems International Inc. as at July 31, 1999 and 1998 and the consolidated statements of operations, shareholders' equity and cash flows for each of the three years ended July 31, 1999, 1998 and 1997. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, these consolidated financial statements present fairly, in all material respects, the financial position of the Corporation as at July 31, 1999 and 1998 and the results of its operations and its cash flows for each of the three years ended July 31, 1999, 1998 and 1997 in accordance with Canadian generally accepted accounting principles.






Chartered Accountants

October 1, 1999

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
CONSOLIDATED BALANCE SHEETS
AS AT JULY 31, 1999 AND 1998
(IN CANADIAN DOLLARS)

------------------------------------------------------------------------------------------
                                                                 1999             1998
------------------------------------------------------------------------------------------
                                                                   $                $
ASSETS
Current assets
    Cash                                                         124,078        246,655
    Investments                                                  885,440      4,519,831
    Accounts receivable                                          815,695        847,227
    Due from affiliated company                                    4,537        187,111
    Inventories                                                   47,142        228,188
    Prepaid expenses                                              12,147        132,970
    Loan bearing interest at 8%                                  100,000        100,000
------------------------------------------------------------------------------------------
                                                               1,989,039      6,261,982

Prepaid royalties                                              2,413,117        172,707
Investments in affiliated company (Note 2)                     3,219,670      3,649,171
Equipment (Note 3)                                               181,456        209,987
Other assets (Note 4)                                            469,978        614,586
------------------------------------------------------------------------------------------
                                                               8,273,260     10,908,433
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


LIABILITIES
Current liabilities
    Accounts payable and accrued liabilities                     262,080        261,704
    Current portion of balance of purchase price (Note 5)        300,000           --
------------------------------------------------------------------------------------------
                                                                 562,080        261,704
------------------------------------------------------------------------------------------

Balance of purchase price (Note 5)                             1,970,000           --
------------------------------------------------------------------------------------------

Commitments (Note 8)

SHAREHOLDERS' EQUITY
   Common stock (Note 6)
        Authorized
           An unlimited number of Class "A" common shares,
               without par value
        Issued and outstanding
           8,528,206 common shares (8,520,206 in 1998)         8,781,335      8,725,920
    (Deficit) retained earnings                               (3,040,155)     1,920,809
------------------------------------------------------------------------------------------
                                                               5,741,180     10,646,729
------------------------------------------------------------------------------------------
                                                               8,273,260     10,908,433
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------


              See notes to the consolidated financial statements.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)

----------------------------------------------------------------------------------------
                                                    1999           1998         1997
----------------------------------------------------------------------------------------
                                                     $              $            $
NET SALES                                         2,091,067     3,088,041     2,989,157
Research and development costs                   (3,871,534)   (2,079,738)     (778,394)
Selling, general and
    administrative expenses                      (4,458,200)   (2,923,221)   (1,700,043)
Cost of sales and product support                  (345,265)     (661,734)   (2,069,034)
Net interest and profits on sale of
    investments                                     436,113       597,726       636,389
----------------------------------------------------------------------------------------
Loss from operations                             (6,147,819)   (1,978,926)     (921,925)

Foreign exchange gain (loss)                         16,356       (94,026)         (227)
Equity earnings of affiliated company (Note 2)    1,170,499     1,166,230       373,079
----------------------------------------------------------------------------------------

Loss before income taxes                         (4,960,964)     (906,722)     (549,073)

Income taxes (Note 7)                                  --            --            --
----------------------------------------------------------------------------------------
NET LOSS                                         (4,960,964)     (906,722)     (549,073)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

Loss per share                                       (0.582)       (0.106)       (0.062)
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------

Weighted average number of
    shares outstanding                            8,522,873     8,520,206     8,912,864
----------------------------------------------------------------------------------------
----------------------------------------------------------------------------------------


              See notes to the consolidated financial statements.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)

-------------------------------------------------------------------------------------------------------------------
                                                                    Common Stock                          Retained
                                       Exchange                 --------------------------                earnings
                                         rate                   Shares              Amount                (deficit)
-------------------------------------------------------------------------------------------------------------------
                                          US$                                          $                     $
BALANCE, JULY 31, 1996                   0.73                 8,864,206            9,413,489             4,750,315

Net loss                                                              -                    -              (549,073)

Issue of common shares                   0.74                   456,000              162,004                     -

Redemption of common shares              0.72                  (800,000)            (849,573)                    -

Premium on redemption of
    common shares                        0.72                         -                    -            (1,373,711)
-------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1997                   0.72                 8,520,206            8,725,920             2,827,531

Net loss                                 0.73                         -                    -              (906,722)
-------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1998                   0.66                 8,520,206            8,725,920             1,920,809


NET LOSS                                                              -                    -            (4,960,964)

Issue of common shares                   0.69                     8,000               55,415                     -
-------------------------------------------------------------------------------------------------------------------
BALANCE, JULY 31, 1998                   0.66                 8,528,206            8,781,335            (3,040,155)
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

              See notes to the consolidated financial statements.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)

-------------------------------------------------------------------------------------------------------------------
                                                                1999                1998                  1997
-------------------------------------------------------------------------------------------------------------------
                                                                  $                   $                     $
OPERATING ACTIVITIES
    Net loss                                                 (4,960,964)            (906,722)            (549,073)
    Items not affecting cash
        Depreciation of equipment                               109,814               32,744               12,689
        Depreciation of other assets                            144,608              108,456                    -
        Decrease in prepaid royalties                            29,590            1,091,657              656,338
        Decrease in deferred revenue                                  -             (518,400)             (65,848)
        Equity earnings of affiliated company                (1,170,499)          (1,166,230)            (373,079)
    Changes in non-cash operating
        working capital items (Note 12)                         516,351           (2,236,667)             430,796
-------------------------------------------------------------------------------------------------------------------
                                                             (5,331,100)          (3,595,162)             111,823
-------------------------------------------------------------------------------------------------------------------

INVESTING ACTIVITIES
    Net decrease in short-term investments                    3,634,391            1,937,577            1,821,786
    Loan                                                              -                    -             (100,000)
    Dividend from affiliated company (Note 2)                 1,600,000            2,400,000                    -
    Purchase of equipment                                       (81,283)            (220,615)             (19,368)
    Decrease in other assets                                          -             (723,042)              (5,170)
-------------------------------------------------------------------------------------------------------------------
                                                              5,153,108            3,393,920            1,697,248
-------------------------------------------------------------------------------------------------------------------

FINANCING ACTIVITIES
    Issue of common shares                                       55,415                    -              162,004
    Redemption of common shares                                       -                    -             (849,573)
    Premium on redemption of common shares                            -                    -           (1,373,711)
-------------------------------------------------------------------------------------------------------------------
                                                                 55,415                    -           (2,061,280)
-------------------------------------------------------------------------------------------------------------------

Net cash outflow                                               (122,577)            (201,242)            (252,209)
Cash, beginning of year                                         246,655              447,897              700,106
-------------------------------------------------------------------------------------------------------------------
CASH, END OF YEAR                                               124,078              246,655              447,897
-------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


The Corporation is involved in research and development to bring to market its Nucleus Exploration series of products, including the Nucleus Exploration Mart/Warehouse and the Nucleus Prototype Mart/Warehouse. An affiliated company, Hitachi Data Systems Inc., markets complete large-scale IBM compatible computer systems and sophisticated information systems (see Note 13). The Corporation is considered to have only one business segment.


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        SIGNIFICANT ACCOUNTING POLICIES

        The Corporation follows accounting principles generally accepted in Canada in the preparation of its financial statements. The preparation of financial statements under generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenue and expenses during the reporting period. Actual results could differ from those estimates.

        BASIS OF CONSOLIDATION

        The consolidated financial statements include the accounts of the Corporation and its wholly-owned subsidiaries, Sand Technology Systems Inc., Sand Technology Systems (U.K.) Ltd. and STSI Licensing, LLC. All significant intercompany transactions and balances have been eliminated.

        REVENUE RECOGNITION

        The Corporation's product licence revenue is earned from licences of off-the-shelf software, which do not require customization. This revenue is recognized once remaining obligations under the sales agreements are considered insignificant.

        Revenue from product support contracts is recognized over the life of the contract. Incremental costs directly attributable to the acquisition of product support contracts are deferred and expensed in the period the related revenue is recognized.

        Revenue from education, consulting, and other services is recognized at the time such services are rendered.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        SHORT-TERM INVESTMENTS

        Short-term investments are recorded at the lower of cost and market value. Market value at July 31, 1999 is $885,440 (1998 - $4,867,177).

        INVENTORIES

        Inventories include computer equipment costs related to the development of new products and processes to the extent that they will be marketed or used internally by the Corporation. These costs are amortized commencing in the year of acquisition or development, on a straight-line method over three years or when it is determined that the costs will not be recovered from related future revenue.

        PREPAID ROYALTIES

        The Corporation entered into a three-year agreement, which provided for initial cash payments. These cash payments are reflected on the balance sheets as prepaid royalties and are being amortized at the higher of i) the amount calculated on a straight-line basis or ii) as royalties become due.

        INVESTMENT

        The investment in the affiliated company is accounted for by the equity method whereby the share of earnings or losses attributable to the period following the date of acquisition is included in operations. All significant unrealized intercompany profits have been eliminated.

        EQUIPMENT AND OTHER ASSETS

        The Corporation records its office equipment and other assets at cost and depreciates such assets over their estimated useful lives using the straight-line method at an annual rate of 20%.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


1.      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

        FOREIGN EXCHANGE TRANSLATION

        Revenue and expenses denominated in a foreign currency are translated into Canadian dollars at the rate prevailing on the transaction date. Monetary assets and liabilities are translated at year-end rates. Non-monetary assets and liabilities are translated at the historical exchange rates.

        The accounts of the subsidiaries included in the consolidated financial statements are translated into Canadian dollars using the temporal method. Under this method, monetary items are translated at the exchange rate in effect at the balance sheet dates; non-monetary items are translated at historical exchange rates. Revenue and expenses are translated at the average exchange rate for the year, with the exception of depreciation of assets which is translated at the same historical exchange rate as the related assets. Translation losses and gains are included in operations.

        EARNINGS PER SHARE

        Per share computations are based on the weighted average number of shares outstanding during the year.

        RESEARCH AND DEVELOPMENT COSTS

        Research and development costs are charged to operations in the period in which they are incurred. Related tax credits are recorded as a reduction of research and development expenses in the period the funds are received.


2.      INVESTMENTS IN AFFILIATED COMPANY

        HITACHI DATA SYSTEMS INC.

        On September 30, 1987, the Corporation contributed assets and liabilities to Hitachi Data Systems Inc., and acquired treasury shares. These transactions resulted in a 40% interest in Hitachi Data Systems Inc. at a cost of $400.

        The Corporation's equity in Hitachi Data Systems Inc. is based on the March 31, 1999, 1998 and 1997 audited financial statements, adjusted for the results of operations for the four-month periods ended July 31, 1999, 1998 and 1997.

        The most recent audited financial statements of Hitachi Data Systems Inc., the results of operations for the four-month periods ended July 31, 1999, 1998 and 1997, and the carrying value of the related investment, accounted for under the equity method, are summarized below:

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


2.  INVESTMENTS IN AFFILIATED COMPANY (CONTINUED)



                                 March 31     March 31     March 31
                                   1999         1998         1997
                                ------------------------------------
                                    $             $            $
     Financial position
       Current assets           17,309,867   14,893,436   19,561,137
       Current liabilities      12,120,456   10,044,576   17,631,597
     ---------------------------------------------------------------
       Working capital           5,189,411    4,848,860    1,929,540
     Other assets                6,476,403    6,311,611   12,093,321
     ---------------------------------------------------------------
                                11,665,814   11,160,471   14,022,861
     Other liabilities           4,291,312    2,409,511    1,482,086
     ---------------------------------------------------------------
     Equity                      7,374,502    8,750,960   12,540,775
     ---------------------------------------------------------------
     ---------------------------------------------------------------

     Results of operations
       Revenue                  51,130,495   49,093,974   35,280,721
       Operating expenses and
           income taxes         48,506,953   46,883,789   33,821,877
     ---------------------------------------------------------------
     Net earnings                2,623,542    2,210,185    1,458,844
     ---------------------------------------------------------------
     ---------------------------------------------------------------

     Dividends paid              4,000,000    6,000,000         --




                                        4-month period ended
                                 JULY 31      July 31       July 31
                                  1999          1998          1997
                                ------------------------------------
                                    $             $             $
     Results of operations
       Revenue                  14,619,371   12,898,950   11,507,592
       Operating expenses and
           income taxes         13,944,698   12,526,983   11,841,018
     ---------------------------------------------------------------
     Net earnings (loss)           674,673      371,967     (333,426)
     ---------------------------------------------------------------
     ---------------------------------------------------------------



                                     JULY 31     July 31     July 31
                                      1999        1998        1997
                                    ---------------------------------
                                        $           $           $
     Equity earnings for the year   1,170,499   1,166,230     373,079
     ---------------------------------------------------------------
     ---------------------------------------------------------------
     Carrying value of
       investment as at July 31     3,219,670   3,649,171   4,882,941
     ---------------------------------------------------------------
     ---------------------------------------------------------------

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


3.  EQUIPMENT


                                 1999      1998
                                -----------------
                                   $        $
     Office equipment           291,251   260,565
     Accumulated depreciation   109,795    50,578
     --------------------------------------------
                                181,456   209,987
     --------------------------------------------
     --------------------------------------------


4.       OTHER ASSETS


                                            1999                        1998
                             -----------------------------------      --------
                                       Accumulated      Net Book      Net Book
                             Cost      Depreciation      Value          Value
                            -------    ------------     --------      --------
                              $             $              $              $
    Product source codes    723,042      253,064        469,978        614,586
    --------------------------------------------------------------------------
    --------------------------------------------------------------------------


5.  BALANCE OF PURCHASE PRICE

    The balance of purchase price results from the acquisition of the Nucleus rights. This balance of purchase price is non-interest bearing, repayable with annual principal repayments from 2000 to 2004 and reimbursable in anticipation under certain conditions.

    Repayments due within each of the next five years are as follows:


                                    $
       2000                      300,000
       2001                      488,000
       2002                      451,000
       2003                      478,000
       2004                      553,000

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


6.      COMMON STOCK

        During the year ended July 31, 1997, 456,000 common shares were issued under the stock option plan for proceeds of $162,004.

        In 1997, the Corporation purchased, for cancellation purposes, 800,000 common shares for a total consideration of $2,223,284. An amount of $849,573 was recorded as a reduction of capital stock issued and an amount of $1,373,711 was charged to retained earnings as a premium on redemption of shares.

        During the year ended July 31, 1999, 8,000 common shares were issued under the Stock Option Plan for proceeds of $55,415.


                                          Number of shares     Amount $
                                          ----------------    ---------
     Balance at July 31, 1997                 8,520,206       8,725,920
     Balance at July 31, 1998                 8,520,206       8,725,920
     Shares issued under the 1996 Stock
     Option Plan                                  8,000          55,415
     Balance at July 31, 1999                 8,528,206       8,781,335

           Under the Corporation's Share Option Plan, 1996 Stock Incentive Plan and 1996 Stock Option Plan, exercise of the options granted is generally restricted to a maximum of 20% of the options granted per annum beginning one year after each grant date and expiring years after. A maximum of 1,940,000 common shares is reserved for issuance under each of these plans. The Corporation has the following outstanding options as at July 31, 1999 and 1998:


                                                      Price
                                                       range      Outstanding
                                          Options    per share  1999      1998
     Granted  Plan                        Granted       US$
     ---------------------------------------------------------------------------
     1990     Share Option Plan           880,000       0.25   440,000   440,000
     1996     1996 Stock Option Plan      440,000    0.69 to   360,000   360,000
                                                        3.38
     1996     1996 Stock Incentive Plan   400,000       5.00   400,000   400,000
     1997     1996 Stock Option Plan       80,000       5.56    80,000    80,000
     1998     1996 Stock Option Plan       62,500    4.00 to    62,500    62,500
                                                        5.50
     1998     1996 Stock Incentive Plan   187,500    3.75 to   125,000   168,000
                                                        8.38
     1999     1996 Stock Option Plan      142,000    5.75 to   142,000        --
                                                        7.00
     1999     1996 Stock Incentive Plan   107,000    5.00 to   106,000        --
                                                        7.56

    At July 31, 1999, there were 959,100 exercisable options outstanding to purchase common shares at prices ranging from $0.25 to $8.38 per share.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------

7.      INCOME TAXES
        The Corporation and its subsidiaries have non-capital losses carried forward for income tax purposes amounting to approximately $7,981,000 which may be utilized to reduce taxable income of future years and which expire as follows:


                                                     $
                           2006                  2,450,000
                           2012                    297,000
                           2013                  1,784,000
                           2014                  3,450,000

        The Corporation has research and experimental development expenses estimated at $1,408,000 for federal tax purposes and $1,378,000 for provincial tax purposes which can be carried forward indefinitely against its taxable income.

        The Corporation also has non-refundable investment tax credits amounting to $416,000 which it can apply against its future federal income tax payable. This can be carried forward over the next ten years.

        In addition, the Corporation has net capital loss carry forwards available in the amount of $750,000.

        No recognition has been given in the financial statements to the potential future tax benefits resulting from the availability of any of the above.


8.      COMMITMENTS

        LEASE COMMITMENTS

        Minimum lease payments for office premises under non-cancellable operating leases for the next five years are as follows:


                                                    $
                           2000                  429,650
                           2001                  268,547
                           2002                  170,923
                           2003                  170,923
                           2004                   56,974
                          -------------------------------
                                               1,097,017
                          -------------------------------
                          -------------------------------

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------

9.      RELATED PARTY TRANSACTIONS

        HITACHI DATA SYSTEMS INC.

        In 1999, 1998 and 1997, sales to Hitachi Data Systems Inc. under supply agreements accounted for approximately 9%, 27% and 84%, respectively of the Corporation's total sales.


10.     SEGMENTED INFORMATION

        For the years ended July 31, 1998 and 1997, Hitachi Data Systems Inc. was the only customer which accounted for more than 10% of the total sales of the Corporation.

        In addition, the Corporation had sales in the United States of $1,007,360, $1,428,058 and $1,575,910 in the years 1999, 1998 and 1997, respectively. In 1999, the Corporation had sales in the United Kingdom of $122,493.


11.     FINANCIAL INSTRUMENTS

        Fair value

        At July 31, 1999, the estimated fair market value of cash, accounts receivable, inventory, prepaid expenses, loan receivable and accounts payable and accrued liabilities is equal to the book value given the short-term nature of these items.

        Short-term investments are recorded at the lower of cost and market value.

        The fair value of long-term liabilities is not significantly different than the book value.

        The Corporation does not hold or issue financial instruments for trading purposes.

        Credit risk

        Credit risk concentration with respect to trade receivables is limited due to the Corporation's large client base.

SAND TECHNOLOGY SYSTEMS INTERNATIONAL INC.
NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS
YEARS ENDED JULY 31, 1999, 1998 AND 1997
(IN CANADIAN DOLLARS)
----------------------------------------------------------------------------


12.     CHANGES IN NON-CASH OPERATING WORKING CAPITAL ITEMS


                                                  1999        1998           1997
                                                ------------------------------------
                                                    $           $              $
        Accounts receivable                       31,532     (721,277)      814,168
        Due from affiliated company              182,574     (187,111)      195,445
        Inventories                              181,046      165,237      (346,537)
        Prepaid expenses                         120,823      (52,977)      (23,935)
        Accounts payable and
          accrued liabilities                        376      (58,139)     (559,720)
        Notes payable to affiliated company         --     (1,382,400)      351,375
        ----------------------------------------------------------------------------
        Changes in non-cash operating
          working capital items                  516,351   (2,236,667)      430,796
        ----------------------------------------------------------------------------
        ----------------------------------------------------------------------------


13.     SUBSEQUENT EVENT

        On August 20, 1999, the Corporation sold its 40% investment in Hitachi Data Systems Inc. to Hitachi Data Systems Corporation of Santa Clara for cash consideration of approximately $7,300,000, resulting in a net after-tax gain which will be recorded in fiscal 2000.


14.     UNCERTAINTY DUE TO THE YEAR 2000 ISSUE

        The Year 2000 Issue arises because many computerized systems use two digits rather than four to identify a year. Date-sensitive systems may recognize the year 2000 as 1900 or some other date, resulting in errors when information using year 2000 dates is processed. In addition, similar problems may arise in some systems which use certain dates in 1999 to represent something other than a date. The effects of the Year 2000 Issue may be experienced before, on, or after January 1, 2000, and, if not addressed, the impact on operations and financial reporting may range from minor errors to significant systems failure which could affect a corporation's ability to conduct normal business operations. It is not possible to be certain that all aspects of the Year 2000 Issue affecting the Corporation, including those related to the efforts of customers, suppliers, or other third parties, will be fully resolved.


15.     COMPARATIVE FIGURES
        Certain figures for prior years have been reclassified in order to conform to the presentation adopted in the current year.


16. RECONCILIATION OF CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES

        There are no material differences which would result in the reported amounts of net consolidated earnings and consolidated assets from the application of U.S. generally accepted accounting principles.

DIRECTORS AND OFFICERS
--------------------------------------------------------------------------------



DIRECTORS                                   OFFICERS
---------                                   --------
ARTHUR G. RITCHIE                           ARTHUR G. RITCHIE
Chairman of the Board, President and        Chairman of the Board, President and
Chief Executive Officer of Sand             Chief Executive Officer of Sand

GEORGES DUBE                                SUSAN WAXMAN
Partner, Lavery, de Billy                   Vice President
Barristers and Solicitors                   Finance and Administration

JOSEPHINE MUNROE                            GEORGES DUBE
Consultant                                  Secretary

MARTIN SHINDLER                             KEVIN HORIGAN
Accountant and Business Consultant          Executive Vice President
                                            Sand Technology Systems, Inc.

GEORGE WICKER                               DUNCAN PAINTER
Executive, Lockheed Martin Corporation      Managing Director
                                            Sand Technology (U.K.) Limited


AUDIT COMMITTEE
---------------
JOSEPHINE MUNROE
GEORGES DUBE
GEORGE WICKER


OPTION COMMITTEE
----------------
JOSEPHINE MUNROE
MARTIN SHINDLER


SHAREHOLDERS' INFORMATION
--------------------------------------------------------------------------------


EXECUTIVE OFFICE                              AUDITORS
Sand Technology Systems International Inc.    Deloitte & Touche
4141 Sherbrooke Street West                   Montreal, Quebec
Suite 410
Westmount, Quebec
CANADA  H3Z 1B8


UNITED STATES OFFICE                          TRANSFER AGENTS
Sand Technology Systems Inc.                  Continental Stock Transfer & Trust Corporation
555 Woodbridge Towers                         2 Broadway
Route 1 South                                 New York, New York 10004
Iselin, New Jersey 08830
U.S.A.


UNITED KINGDOM OFFICE                         INVESTOR RELATIONS
Sand Technology (U.K.) Limited                Inquiries may be directed to Susan Waxman,
Maple House                                   Vice President Finance and Administration at
High Street                                   the Company's Executive Office.
Potters Bar
Hertfordshire
EN6 5BS


STOCK TRADING INFORMATION                     FORM 20-F
The Company's Class A Common Shares are       The Company's Annual Report on Form 20-F
traded on the over-the-counter market and     as filed with the Securities and Exchange
are quoted on the National Association of     Commission, is available without charge, upon
Securities Dealers Automated Quotation /      written request addressed to the Vice
National Market System (NASDAQ) under the     President Finance and Administration at the
trading symbol SNDT.                          Company's Executive Office.


ANNUAL MEETING
The annual meeting of shareholders will be held at 10:00 a.m. on Friday, December 17, 1999, at the offices of Lavery, de Billy, 1
Place Ville Marie, 40th Floor, Montreal,
Quebec.